CHANG LEE LLP
Chartered Accountants
606 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-688-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our following reports included in the filing of the Registration Statement Form S-1/A, dated December 14, 2010.

Report dated September 13, 2010, with respect to the balance sheet of Online Disruptive Technologies, Inc. as at December 31, 2009 and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the for the period from November 16, 2009 (date of inception) to December 31, 2009.

Report dated September 13, 2010, with respect to the consolidated balance sheets of Online Disruptive Technologies, Inc. as at June 30, 2010 and December 31, 2009 and the related consolidated statements of operations and comprehensive loss for the three months and six months ended June 30, 2010 and for the period from November 16, 2009 (date of inception) to June 30, 2010, consolidated statements of stockholders’ deficiency for the period from November 16, 2009 (date of inception) to June 30, 2010 and consolidated statements of cash flows for the six months ended June 30, 2010 and for the period from November 16, 2009 (date of inception) to June 30, 2010.

Report dated September 13, 2010, with respect to the balance sheet of Relationshipscoreboard.com Entertainment, Inc. as at December 31, 2009 and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the for the period from November 16, 2009 (date of inception) to December 31, 2009.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia, Canada
December 14, 2010	Chartered Accountants